Exhibit 99.1

Cocrystal Pharma’s Novel Norovirus Antiviral to be Presented at Department of Defense Medical Conference

BOTHELL, Wash. (JUNE 5, 2025) – Cocrystal Pharma, Inc. (Nasdaq: COCP) announces that its broad-spectrum protease inhibitor CDI-988 will be featured in an oral presentation at the 2025 Military Health System Research Symposium (MHSRS) being held August 4-7 in Kissimmee, Fla. Cocrystal is developing CDI-988 as a norovirus prophylaxis and treatment. Sam Lee, PhD, the Company’s President and co-CEO, will discuss Phase 1 results during the Broad-Spectrum Anti-Viral Countermeasures breakout session on August 4, 2025.

“I am pleased to be discussing CDI-988 at this prestigious conference that showcases innovative antiviral agents to treat militarily relevant pathogens,” said Dr. Lee. “Norovirus is a leading cause of acute gastroenteritis worldwide for which there are no approved antiviral agents or vaccines. Norovirus spreads rapidly through confined spaces such as in ships or other military settings, and can inflict severe vomiting and diarrhea, posing a potential threat to operational effectiveness and a significant economic burden.

“Cocrystal developed CDI-988 as a potential breakthrough for norovirus prophylaxis and treatment using our proprietary structure-based platform technology. Unlike conventional antivirals, it targets the virus’ core replication machinery, halting infection at early stages regardless of viral strain or mutation,” he added. “We believe CDI-988 could transform how norovirus outbreaks are prevented and treated.”

Pan-Viral Inhibitor CDI-988

CDI-988 was designed and developed as a broad-spectrum inhibitor to a highly conserved region in the active site of 3CL viral proteases. Based on a novel mechanism of action and superior broad-spectrum antiviral activity, CDI-988 represents a compelling first-in-class oral treatment for both noroviruses and coronaviruses. Cocrystal has completed a single-center, randomized, double-blind, placebo-controlled Phase 1 study in healthy adults evaluating the safety, tolerability and pharmacokinetics of CDI-988, including a food effect cohort.

Structure-Based Platform Technology

Cocrystal’s proprietary structural biology, along with its expertise in enzymology and medicinal chemistry, enable its development of novel antiviral agents. The Company’s platform provides a three-dimensional structure of inhibitor complexes at near-atomic resolution, providing immediate insight to guide Structure Activity Relationships. This helps to identify novel binding sites and allows for a rapid turnaround of structural information through highly automated X-ray data processing and refinement. The goal of this technology is to facilitate the development of best-in-class antiviral therapies that have fast onset of action or shortened treatment time, are safe, well tolerated and easy to administer; and are effective against all viral subtypes that cause disease and have a high barrier to viral resistance.

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About Military Health System Research Symposium

MHSRS is an annual educational symposium with approximately 4,000 attendees that provides a collaborative environment for military medical care providers with deployment experience, research and academic scientists, international partners and industry on research and related healthcare initiatives falling under the topic areas of combat casualty care, military operational medicine, clinical and rehabilitative medicine, information sciences, military infectious diseases and radiation health effects. More information is available here.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, coronaviruses (including SARS-CoV-2), noroviruses and hepatitis C viruses. Cocrystal employs unique structure-based technologies and Nobel Prize-winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential efficacy of CDI-988 as a potential breakthrough for norovirus prophylaxis and treatment, and the potential characteristics of and market for such product candidate and the Company’s structure-based platform technology generally. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, our need for additional capital to fund our operations over the next 12 months, risks relating to our ability to obtain regulatory approval for and proceed with clinical trials including recruiting volunteers and procuring materials for such studies by our clinical research organizations and vendors, the results of such studies, our and our collaboration partners’ technology and software performing as expected, general risks arising from clinical studies, receipt of regulatory approvals, regulatory changes, and potential development of effective treatments and/or vaccines by competitors, potential mutations in a virus we are targeting that may result in variants that are resistant to a product candidate we develop, the impact of the Trump Administration’s policies and actions on regulation affecting the FDA and other healthcare agencies and potential staffing issues resulting therefrom, as well as other government actions such as tariffs which may cause delays or force us to incur additional costs to proceed without development programs. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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